Exhibit 10.10

Final

Dave & Buster’s Entertainment, Inc.

2014 Omnibus Incentive Plan

RESTRICTED STOCK UNIT AND CASH AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AND CASH AWARD AGREEMENT (this “Award Agreement”) is made effective as of [●] (the “Date of Grant”), between Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Company”) and [●] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Dave & Buster’s Entertainment, Inc. 2014 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the award (the “Award”) of restricted stock units (each, an “RSU”) and cash (the “Cash Award”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of Award.

(a) Restricted Stock Unit Component. The Company hereby grants to the Participant RSUs on the following terms. Upon achievement of target-level performance set forth in this Agreement, [●] RSUs may be earned under this Award (the “Target Achievable RSUs”) in respect of the performance period commencing on [●], 2015, and terminating on [●], 2018 (the “Performance Period,” and the last day, the “Closing Date”); provided, that the Participant may earn up to a maximum of [●] RSUs under this Award for performance above target (the “Maximum Achievable RSUs”) as set forth in this Agreement. Each RSU represents one notional share of common stock, par value $[●] per share, of the Company (each, a “Share”). Two-thirds of the Target Achievable RSUs shall constitute “EBITDA-Based RSUs,” and one-third of the Target Achievable RSUs shall constitute “ROIC-Based RSUs,” in each case calculated in accordance with Section 2 below.

(b) Cash Award Component. The Company hereby grants to the Participant a Cash Award on the following terms. Upon achievement of target-level performance set forth in this Agreement, a cash payment of $[●] may be earned under this Award (the “Target Cash Amount”) in respect of the Performance Period; provided, that the Participant may earn up to a maximum of $[●] under this Award for performance above target (the “Maximum Cash Amount”) as set forth in this Agreement. Two-thirds of the Target Cash Amount shall constitute “EBITDA-Based Cash Amount,” and one-third of the Target Cash Amount shall constitute “ROIC-Based Cash Amount,” in each case calculated in accordance with Section 2 below.

2. Calculation of Earned Portion.

(a) Timing. Subject to the terms of the Plan and this Award Agreement, including, without limitation, Sections 3 and 4 hereof, as soon as reasonably practicable following the Closing Date and completion of the Company’s audit in respect of its 2017 fiscal year, the Committee shall determine and certify, with effect as of the Closing Date, (i) the numbers of EBITDA-Based RSUs and ROIC-Based RSUs, if any, that shall be deemed earned and eligible for settlement (such RSUs, “Earned RSUs”) and (ii) the EBITDA-Based Cash Amount and ROIC-Based Cash Amount, if any, that shall be deemed earned and eligible for settlement (such amounts, the “Earned Cash Amount”), in the cases of both (i) and (ii), in accordance with subsections (b) and (c) below. Any and all RSUs that are not deemed to be Earned RSUs, and any portion of the Cash Award that is not deemed to be an Earned Cash Amount, in either case, as of the Closing Date, shall be forfeited and canceled immediately without consideration and shall not be eligible for settlement in accordance with Section 3 hereof.

(b) EBITDA-Based Calculation. All or a portion of the EBITDA-Based RSUs and the EBITDA-Based Cash Amount shall be deemed earned as set forth in the table below based on the Company’s net income (loss), plus interest expense (net), loss on debt retirement, provision (benefit) for income taxes, and depreciation and amortization expense, calculated cumulatively in respect of the Performance Period; provided that any addition or reduction to the foregoing calculation as a result of the following nonrecurring items will be added back to the calculation: bank financing transactions, equity offerings in excess of the long-term plan, mergers, acquisitions, divestitures, legal settlements, non-cash asset impairments, severance payments, restructurings, store pre-opening expenses related to stores opened in excess of the long-term plan, and stock option grants in excess of the long-term plan (“EBITDA”). EBITDA shall be determined by reference to and shall incorporate the relevant elements of the Company’s audited financial statements as prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”). If EBITDA falls between the minimum level and target level or between the target level and maximum level (each such level as set forth below), then the percentage of EBITDA-Based RSUs and the percentage of the EBITDA-Based Cash Amount that shall be deemed earned shall be determined using straight-line interpolation between the two applicable levels. The EBITDA-Based RSUs and EBITDA-Based Cash Amount that are deemed earned in accordance with this Section 2(b) shall be payable as of (and not before) the Settlement Date (defined below) provided that the Participant continues to provide Service to the Company until the close of business on the Settlement Date (except as otherwise provided in Section 4).

EBITDA	Earned Percentage of EBITDA-Based RSUs	Earned Percentage of EBITDA-Based Cash Amount
$661,567,200.00 or greater (maximum level)	200%	200%
$551,306,000.00 (target level)	100%	100%
$468,610,100.00 (minimum level)	50%	50%
Less than $468,610,100.00	0%	0%

(c) ROIC-Based Calculation.

(i) All or a portion of the ROIC-Based RSUs and ROIC-Based Cash Amount shall be deemed earned and eligible for settlement as set forth in the table below based on the Company’s return on invested capital (“ROIC”) aggregated for all New Stores (as defined below) during the Performance Period (“Aggregate ROIC”). If Aggregate ROIC falls between the minimum level and target level or between the target level and maximum level (each such level as set forth below), then the percentage of ROIC-Based RSUs and the percentage of the ROIC-Based Cash Amount that shall be deemed earned shall be determined using straight-line interpolation between the two applicable levels. The ROIC-Based RSUs and ROIC-Based Cash Amount that are deemed earned in accordance with this Section 2(c) shall be payable as of (and not before) the Settlement Date provided that the Participant continues to provide Service to the Company until the close of business on the Settlement Date (except as otherwise provided in Section 4).

Aggregate ROIC	Earned Percentage of ROIC- Based RSUs	Earned Percentage of ROIC- Based Cash Amount
At least 3.0% (maximum level)	200%	200%
At least 2.5% (target level)	100%	100%
At least 2.125% (minimum level)	50%	50%
Less than 2.125%	0%	0%

(ii) For purposes of this Agreement, ROIC for any New Store shall be calculated on a monthly basis based on store-level net income (loss), plus interest expense (net), loss on debt retirement, provision (benefit) for income taxes, depreciation and amortization expense, general and administrative expenses and pre-opening costs, but shall be exclusive of national marketing costs and gain (loss) on asset disposals, over net development costs (including equipment, building, leaseholds and site costs, net of tenant improvement allowances received or receivable from landlords and excluding preopening costs, capitalized interest and games added during the first six months of operation), and shall be determined in accordance with GAAP.

(iii) For purposes of calculating ROIC for any New Store, monthly ROIC will be calculated for (A) all full calendar months of operation during the Performance Period and (B) the prorated portion (calculated on a daily basis) of any calendar month during the Performance Period in which such New Store is operational for at least fourteen (14) calendar days. Any calendar month during the Performance Period in which a New Store is not operational for at least fourteen (14) calendar days shall be excluded.

(iv) “New Store” shall mean a Company store that opens during the Performance Period, but shall not include a Company store as a result of a reopening or relocation during the Performance Period.

(v) With respect to New Stores located in Canada, return on invested capital shall be calculated in local currency, without translation.

(vi) Aggregate ROIC will be calculated by averaging the monthly ROIC for all New Stores during the Performance Period in accordance with (i) through (v) above.

3. Settlement; Payment.

(a) RSUs. Subject to the terms of the Plan and this Award Agreement, including, without limitation, Section 4 hereof, and to the extent that it would not cause a violation of Section 409A, each Earned RSU shall be settled as soon as practicable following the Closing Date, and in all events no later than July 31, 2018, as determined solely by the Company (the date of settlement, the “Settlement Date”). Earned RSUs shall be converted into an equivalent number of Shares, which will be distributed to the Participant or the Participant’s legal representative. The Company may at its election either (a) on or after the Settlement Date, issue a certificate representing the Shares subject to this Agreement, or (b) not issue any certificate representing Shares subject to this Award Agreement and instead document the Participant’s interest in the Shares by registering the Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form.

(b) Cash Award. Subject to the terms of the Plan and this Award Agreement, including, without limitation, Section 4 hereof, and to the extent that it would not cause a violation of Section 409A, any Earned Cash Amount shall be paid to the Participant or the Participant’s legal representative on the Settlement Date.

(c) Award Subject to Clawback Policy. The Participant agrees and acknowledges that the Participant is bound by, and the Award is subject to, any clawback policy adopted by the Committee with respect to performance-based compensation.

4. Termination of Service. Notwithstanding anything herein to the contrary:

(a) Termination of Service Due to Death or Disability. Upon a termination of the Participant’s Service by reason of death or Disability at any time prior to the Settlement Date, the Award shall be settled in accordance with Section 3 hereof in respect of the number of RSUs and the percentage of the Target Cash Amount that would have been earned pursuant to this Agreement based on actual performance during the full Performance Period, notwithstanding the termination of the Participant’s Service. For purposes of this Award Agreement, “Disability” means (i) “Disability” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (ii) if there is no such employment agreement or if it does not define Disability: the Participant is disabled to the extent that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Dave & Buster’s Management Corporation, Inc. The determination of the Participant’s Disability shall be made in good faith by a physician reasonably acceptable to the Company.

(b) Termination of Service Due to Retirement. Upon a termination of the Participant’s Service by reason of Retirement prior to the Settlement Date, the Award shall be settled in accordance with Section 3 hereof in respect of the number of RSUs and the percentage of the Target Cash Amount that would have been earned pursuant to this Agreement based on actual performance during the full Performance Period, notwithstanding the termination of the Participant’s Service, prorated to reflect the number of days in the Performance Period that preceded or included the date of termination of Service. For purposes of this Award Agreement, “Retirement” means (i) “Retirement” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (ii) if there is no such employment agreement or if it does not define Retirement: termination of the Participant’s Service, other than for Cause, after attaining (A) age sixty (60) and completing ten (10) years of continued Service (i.e., without any termination of Service) with the Company or its Affiliates or (B) age sixty-five (65). For purposes of this Award Agreement, “Cause” means (x) “Cause” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (y) if there is no such employment agreement or if it does not define Cause: the willful and continued failure by the Participant to perform the duties assigned by the Company, failure to follow reasonable business-related directions from the Company, gross insubordination, theft from the Company or its Affiliates, habitual absenteeism or tardiness, conviction or plea of guilty or nolo contendere to a felony, misdemeanor involving fraud, theft or moral turpitude, or any other reckless or willful misconduct that is contrary to the best interests of the Company or materially and adversely affects the reputation of the Company.

(c) Termination without Cause or for Good Reason related to a Change of Control. Upon (i) a termination of the Participant’s Service by the Company or one of its successors or Affiliates without Cause or due to the Participant’s resignation for Good Reason (excluding termination by reason of death or Disability), in either case prior to the Settlement Date (a “Specified Termination”) and (ii) either within ninety (90) days before or within twelve (12) months following the occurrence of a Change of Control of the Company (the “Protected Period”), the Award shall be settled in accordance with Section 3 hereof in respect of the number of RSUs and the percentage of the Target Cash Amount that would have been earned pursuant to this Agreement based on actual performance during the full Performance Period, notwithstanding the termination of the Participant’s Service, prorated to reflect the number of days in the Performance Period that preceded or included the date of termination of Service; provided, that if a Specified Termination should occur prior to a Change of Control of the Company, the Award shall remain outstanding for ninety (90) days following such Specified Termination in order to determine whether such Specified Termination shall have occurred during a Protected Period such that the Award shall be eligible for settlement pursuant to this Section 4(c). For purposes of this Award Agreement, “Good Reason” means (i) “Good Reason” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (ii) if there is no such employment agreement or if it does not define Good Reason: Without the Participant’s consent, (A) a material reduction in the Participant’s annual base salary or (B) a relocation of the Participant’s primary place of employment with the Company by more than fifty (50) miles from that in effect as of the Date of Grant; provided, however, that neither item (A) nor item (B) shall constitute Good Reason unless the Participant has provided written notice to the Company within thirty (30) days of the occurrence of such event and the Company shall have failed to cure such event within thirty (30) days of receipt of such written notice.

(d) Other Terminations of Service. Upon a termination of the Participant’s Service prior to the Settlement Date for any reason other than pursuant to Sections 4(a), 4(b) and 4(c) above, the Award, including any Earned RSUs and any Earned Cash Amount, shall immediately terminate and be forfeited without consideration.

5. No Right to Continued Service. The granting of the Award evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

6. Shareholder Rights. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder of the Company with respect to the RSUs until such Person receives the Shares, if any, issued upon settlement.

7. Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company which satisfies such requirements. The certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8. Transferability. Unless otherwise provided by the Committee, the Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Award to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

9. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold any applicable withholding taxes in respect of the Award, its exercise or transfer and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

11. Entire Agreement. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

12. Waiver. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

13. Successors and Assigns. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

14. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Award Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Award Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of the Award Agreement to the substantive law of another jurisdiction. Each party to this Award Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Award Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject-matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”) and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with this Award Agreement.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE) INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER.

15. Award Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

16. No Guarantees Regarding Tax Treatment. The Participant shall be responsible for all taxes with respect to the Award. The Committee and the Company make no guarantees regarding the tax treatment of the Award.

17. Amendment. The Committee may amend or alter this Award Agreement and the RSUs and Cash Award granted hereunder at any time, subject to the terms of the Plan.

18. Signature in Counterparts. This Award Agreement may be signed in counterparts, manually or electronically, and each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

19. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit and Cash Award Agreement as of the date first set forth above.

PARTICIPANT

DAVE & BUSTER’S ENTERTAINMENT, INC.

By: